FOR IMMEDIATE RELEASE

Date:       June 1, 2005

Contact:    Eddie L. Dunklebarger              Melvin Pankuch
            Chairman, President & CEO          Executive Vice President & CEO
            Community Banks, Inc.              PennRock Financial Services Corp.
            (717) 920-5811                     (717) 354-3504
            (717) 920-1683 (fax)               (717) 354-2436 (fax)


           COMMUNITY BANKS, INC. AND PENNROCK FINANCIAL SERVICES CORP.
             HOLD SHAREHOLDERS' MEETINGS AND APPROVE PENNROCK MERGER

Harrisburg, PA - Community Banks, Inc. (Listed on NASDAQ: CMTY)
Lancaster, PA - PennRock Financial Services Corp. (Listed on NASDAQ: PRFS)

At separate meetings held yesterday, the shareholders of Community Banks, Inc., the parent holding company of CommunityBanks, and the shareholders of PennRock Financial Services Corp., the parent holding company of Blue Ball National Bank, approved the merger of PennRock with and into Community.

Community shareholders also approved an increase in the number of authorized shares of Community's common stock from 20,000,000 to 50,000,000 and the re-election of Eddie L. Dunklebarger as director of Community for an additional four year term.

Eddie L. Dunklebarger, Chairman, President and CEO of Community, presented an overview of Community's 2004 and first quarter 2005 results, as well as the Company's strategic direction. He reviewed an analysis of the PennRock merger and its anticipated benefits to the growth and profitability of Community following the merger. Mr. Dunklebarger stated "We believe PennRock is the most attractive partner for Community Banks, Inc. This affiliation will provide a meaningful entry into growth markets with favorable demographics and will strengthen the market position of our franchise." He noted that the deal is expected to close July 1, 2005 and that Community's second quarter results would include merger related expenses. He also stated that due to current economic conditions, management is reviewing alternative balance sheet restructure opportunities, the impact of which would be reflected in the second quarter results. According to Mr. Dunklebarger, "Our focus is to hit the ground running in the second half of 2005 with the most efficient balance sheet possible."

Following  the  PennRock  shareholder  meeting,  Mr.  Pankuch,   Executive  Vice
President and CEO of Pennrock Financial Services Corp. commented on the complementary nature of both organizations' community banking model. "Both Blue Ball National Bank and CommunityBanks have prospered because they truly deliver on the promise of local decision making by bankers with consummate knowledge and expertise in the markets they serve. We believe that the partnership with CommunityBanks will result in a stronger, more profitable company than either of us could have achieved separately. "

After consummation, the franchise will operate 69 branch offices, more than 120 ATMs, and have combined assets of $3.4 billion, becoming the 8th largest bank based in Pennsylvania. "Integration of Blue Ball with minimal disruption to either bank's momentum will be the focus of the organization in 2005 and beyond," Mr. Dunklebarger commented. "We appreciate the confidence that the shareholders of both organizations have shown in the combined management of our organization, and look forward to many benefits from this value enhancing transaction."

Community Banks, Inc., headquartered in Harrisburg, PA, is the parent company of CommunityBanks. After completion of the merger, slated for July 1, 2005, Blue Ball will become a division of CommunityBanks, sharing many resources, but retaining its own brand identity and distinct product and service offerings. In addition to community banking services, the combined organization will offer complete asset management and trust services, retail investment, personal and commercial insurance lines, and title insurance and real estate settlement services.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.